Exhibit 99.3

Alberto-Culver Company and Simple Health & Beauty Group Limited

Unaudited Condensed Combined Pro Forma Financial Statements

The following unaudited pro forma financial information relates to the acquisition by Alberto-Culver Company (the “Company”), through its wholly owned subsidiary Alberto-Culver UK Products Limited (“AC UK Products”), of all of the issued and outstanding shares of Simple Health & Beauty Group Limited (“Simple”). Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. AC UK Products was organized by the Company for the purpose of acquiring Simple. The total purchase price was approximately £240 million including the acquisition of Simple’s issued and outstanding shares and the retirement of all of its debt, and the transaction was funded from the Company’s existing cash.

The unaudited condensed combined pro forma statement of earnings of the Company and Simple for the year ended September 30, 2009 reflects the historical operations of the Company and Simple as if the transaction had occurred on October 1, 2008. The unaudited condensed combined pro forma balance sheet of the Company and Simple as of September 30, 2009 reflects the historical balance sheets of the Company and Simple and the effects of the acquisition as though it had occurred on that date.

The unaudited condensed combined pro forma statement of earnings for the year ended September 30, 2009 has been derived from the Company’s audited consolidated statement of earnings for the year ended September 30, 2009 and Simple’s unaudited consolidated profit and loss account for the twelve-month period ended September 30, 2009. The unaudited condensed combined pro forma balance sheet as of September 30, 2009 has been derived from the Company’s audited consolidated balance sheet and Simple’s unaudited consolidated balance sheet as of September 30, 2009.

Simple’s historical consolidated financial statements have been prepared in accordance with United Kingdom Generally Accepted Accounting Practice (“U.K. GAAP”) and in British pounds and have been adjusted, for purposes of preparing the unaudited condensed combined pro forma financial statements, to be in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and stated in U.S. dollars. The currency conversion for Simple’s unaudited consolidated profit and loss account for the twelve-month period ended September 30, 2009 is based on the average exchange rates over the period, while the currency conversion for Simple’s unaudited consolidated balance sheet as of September 30, 2009 is based on that date’s spot exchange rate. Additionally, certain line items reported by Simple on its historical financial statements have been reclassified and are presented to conform to the method of presentation utilized by the Company.

The unaudited condensed combined pro forma financial statements include the effect of the preliminary purchase price allocation. The purchase price allocation will be completed upon the finalization of the detailed analyses and third-party valuations that management utilizes to make the fair value estimates. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited condensed consolidated pro forma financial statements.

For purposes of the unaudited condensed combined pro forma balance sheet, the purchase price for the acquisition of Simple was estimated using the September 30, 2009 spot exchange rate for the British pound to U.S. dollar translation. The actual U.S. dollar value of the amount paid at the December 18, 2009 closing date was $6.5 million less than the amount included in the pro forma balance sheet based on the September 30, 2009 spot rate.

The pro forma adjustments made to the historical financial statements of the Company and Simple to arrive at the unaudited condensed combined pro forma financial statements are based upon available information and assumptions that the Company’s management believes are reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

The unaudited condensed combined pro forma statement of earnings does not reflect any one-time charges or changes in certain costs expected to result from the acquisition. These items have been excluded from the unaudited condensed combined pro forma statement of earnings in accordance with Regulation S-X. The estimated one-time charges that have been excluded from the unaudited condensed combined pro forma statement of earnings for the year ended September 30, 2009 include transaction expenses incurred by the Company of $6.1 million, as well as transaction expenses incurred by Simple prior to the closing date of the acquisition of $1.8 million. In addition, the unaudited condensed combined pro forma financial statements do not reflect any operating efficiencies or cost savings that may be achieved with respect to the combined companies.

The unaudited condensed combined pro forma financial statements are for illustrative purposes only and do not reflect what the Company’s consolidated financial position or results of operations would have been had the acquisition occurred on the dates indicated and are not indicative of the Company’s future financial position and future results of operations.

The unaudited condensed combined pro forma financial statements should be read in conjunction with the accompanying notes, as well as the Company’s audited consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and Simple’s historical financial statements and notes thereto included in Exhibits 99.1 and 99.2 of this Current Report on Form 8-K/A.

ALBERTO-CULVER COMPANY AND SIMPLE HEALTH & BEAUTY GROUP LIMITED

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF EARNINGS

for the Year Ended September 30, 2009

(In thousands, except per share data)

	Historical Alberto- Culver	Historical Simple (1)	Sub-Total	Pro Forma Adjustments		Pro Forma Alberto- Culver and Simple Combined
Net sales	$1,433,980	98,453	1,532,433	—		1,532,433
Cost of products sold	698,778	40,874	739,652	—		739,652

Gross profit	735,202	57,579	792,781	—		792,781
Advertising, marketing, selling and administrative expenses	545,261	24,322	569,583	1,028	(2)	570,611
Restructuring and other	6,776	—	6,776	—		6,776

Operating earnings	183,165	33,257	216,422	(1,028)		215,394
Interest expense (income), net	(2,673)	30,563	27,890	(29,681	) (3)	(1,791)

Earnings from continuing operations before provision for income taxes	185,838	2,694	188,532	28,653		217,185
Provision for income taxes	68,005	1,738	69,743	6,213	(4)	75,956

Earnings from continuing operations	$117,833	956	118,789	22,440		141,229

Basic earnings per share from continuing operations	$1.21					1.45

Diluted earnings per share from continuing operations	$1.19					1.43

Weighted average shares outstanding:
Basic	97,670					97,670

Diluted	99,108					99,108

Notes to Unaudited Condensed Combined Pro Forma Statement of Earnings for the Year Ended September 30, 2009

(1)	Represents the addition of historical Simple to the historical financial statements of the Company.

(2)	Represents the following pro forma adjustments (in thousands):

• Recognition of amortization expense for the intangible assets resulting from the Simple acquisition.	$1,115
• Elimination of transaction expenses incurred by Simple during the period.	(87)

$1,028

Notes to Unaudited Condensed Combined Pro Forma Statement of Earnings for the Year Ended September 30, 2009

(3)	Represents a pro forma adjustment to eliminate Simple’s interest expense, as all of Simple’s outstanding debt was retired in connection with the acquisition. This adjustment is partially offset by a reduction of the Company’s and Simple’s interest income, based on the assumption that the acquisition price was paid by the Company on October 1, 2008 and Simple used a portion of its existing cash to retire debt on October 1, 2008, which would have reduced cash available for investment during the year.

(4)	Represents the income tax effects of the pro forma adjustments.

ALBERTO-CULVER COMPANY AND SIMPLE HEALTH & BEAUTY GROUP LIMITED

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

As of September 30, 2009

(In thousands)

	Historical Alberto- Culver	Historical Simple (1)	Sub-Total	Pro Forma Adjustments		Pro Forma Alberto- Culver and Simple Combined
Assets
Current assets:
Cash and cash equivalents	$469,775	23,062	492,837	(400,853	) (2)	91,984
Receivables, net	228,979	29,116	258,095	—		258,095
Inventories	126,777	8,172	134,949	—		134,949
Other current assets	12,688	379	13,067	—		13,067
Income taxes	27,409	618	28,027	—		28,027

Total current assets	865,628	61,347	926,975	(400,853)		526,122
Property and equipment, net	249,911	137	250,048	—		250,048
Goodwill	224,263	135,837	360,100	140,355	(3)	500,455
Trade names	89,692	—	89,692	79,418	(4)	169,110
Long-term investments	58,412	—	58,412	—		58,412
Other assets	70,108	9,995	80,103	7,263	(5)	87,366

Total assets	$1,558,014	207,316	1,765,330	(173,817)		1,591,513

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$175	5,992	6,167	(5,992	) (6)	175
Accounts payable	150,097	8,102	158,199	575	(7)	158,774
Accrued expenses	120,791	13,512	134,303	5,652	(8)	139,955
Income taxes	4,761	3,488	8,249	—		8,249

Total current liabilities	275,824	31,094	306,918	235		307,153
Long-term debt	429	318,786	319,215	(318,786	) (6)	429
Income taxes	30,874	—	30,874	22,778	(9)	53,652
Other liabilities	49,465	—	49,465	—		49,465

Total liabilities	356,592	349,880	706,472	(295,773)		410,699
Stock options subject to redemption	4,776	—	4,776	—		4,776
Total stockholders’ equity	1,196,646	(142,564)	1,054,082	121,956	(10)	1,176,038

Total liabilities and stockholders’ equity	$1,558,014	207,316	1,765,330	(173,817)		1,591,513

Notes to Unaudited Condensed Combined Pro Forma Balance Sheet as of September 30, 2009

(1)	Represents the addition of historical Simple to the historical financial statements of the Company.

(2)	Represents the following pro forma adjustments to the historical cash of the Company and Simple (in thousands):

• Cash outlay by the Company of £244.4 million for the acquisition of Simple using the September 30, 2009 spot exchange rate of 1.60 to convert the British pounds to U.S. dollars.	$(390,564)
• Simple’s use of £6.4 million to pay off existing debt in connection with the transaction (converted to U.S. dollars using the September 30, 2009 spot exchange rate of 1.60).	(10,289)

$(400,853)

Notes to Unaudited Condensed Combined Pro Forma Balance Sheet as of September 30, 2009

(3)	Represents a pro forma adjustment to record the incremental goodwill originating from the acquisition.

(4)	Represents a pro forma adjustment to record the estimated fair value of the trade name intangible asset acquired as part of the transaction.

(5)	Represents the following pro forma adjustments (in thousands):

• Recognition of the estimated fair value of the customer relationship intangible assets acquired as part of the transaction.	$17,258
• Elimination of Simple’s capitalized debt issuance costs, as all of Simple’s outstanding debt was retired in connection with the acquisition.	(3,162)
• Adjustment to the estimated fair value of the Simple deferred tax assets acquired.	(2,542)
• Reclassification of the adjusted amount of Simple deferred tax assets acquired from other assets to long-term income tax liabilities.	(4,291)

$7,263

(6)	Represents pro forma adjustments to eliminate Simple’s long-term debt, including the current portion, as all of Simple’s outstanding debt was retired in connection with the acquisition.

(7)	Represents a pro forma adjustment to record a withholding tax obligation in connection with the acquisition.

(8)	Represents the following pro forma adjustments (in thousands):

• Recognition of the Company’s and Simple’s estimated transaction expenses directly related to the acquisition.	$7,820
• Elimination of Simple’s interest payable balance related to its long-term debt, as all of Simple’s outstanding debt was retired and interest obligations settled in connection with the acquisition.	(2,168)

$5,652

(9)	Represents the following pro forma adjustments (in thousands):

• Recognition of deferred tax liabilities related to the acquired trade name and customer relationship intangible assets, which are not expected to be deductible for income tax purposes.	$27,069
• Reclassification of the adjusted amount of Simple deferred tax assets acquired to long-term income tax liabilities from other assets.	(4,291)

$22,778

(10)	Represents the net pro forma adjustments to the combined historical stockholders’ equity of the Company and Simple resulting from the transaction.